DISTRIBUTOR STOCK OPTION PAYMENT AGREEMENT

         THIS DISTRIBUTOR STOCK OPTION PAYMENT AGREEMENT is entered into effective this 15th day of August, 2002 by and between Nu Skin International, Inc., a Utah corporation ("Nu Skin"), and Maple Hills Investment, Inc., a Delaware corporation ("Maple Hills").

RECITALS:

         A.        In connection with the initial public offering of Nu Skin Enterprises, Inc., formerly known as Nu Skin Asia Pacific, Inc. ("NSE"), in 1996, distributors of Nu Skin were granted the right to participate in a Distributor Stock Option Plan pursuant to which the could receive options to acquire shares of the Class A common stock of NSE for $5.75 per share. The initial public offering price was $23.00 per share. Nu Skin paid NSE for the options that were available for distribution to distributors. As the granting of the option benefited each of the local affiliates, each Nu Skin affiliate agreed to pay Nu Skin $19 for each share issued to a distributor in their markets upon exercise of an option.

         B.         Maple Hills, formerly known as Nu Skin USA, similarly agreed to pay $19 per share for each option exercised by distributors marketing and selling products for Nu Skin USA. There is no written documentation that could be found setting forth the terms and conditions of this obligation.

         C.         In connection with the termination of the License Agreement between Nu Skin and Maple Hills and the related acquisition of certain assets and liabilities, the liability to pay for options exercised by distributors was not assumed and Maple Hills continued to pay such amount.

         D.         In December 2001, Nu Skin and NSE elected to extend the term of the outstanding options held by distributors. Maple Hills took the position that it was not liable for options exercised after the original expiration date and that it was not interested in extending the obligation out for another two years. Nu Skin took that position that Maple Hills continued to be liable and that most options would have been exercised if the options had not been extended.

         E.         Nu Skin and Maple Hills have elected to settle the dispute by having Maple Hills pay a one time payment of $2,387,280.

AGREEMENT

         NOW THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

         1.        Distributor Stock Option Payment. Maple Hills hereby agrees to pay the sum of $2,387,280 as payment in full of any and all obligations it may have with respect to any distributor stock options outstanding as of December 31, 2002 and Nu Skin hereby agrees to accept such payment as payment in full.

         2.        Mutual Release of Claims. Upon payment of the amount set forth in Section 1, each of Maple Hills and Nu Skin, on behalf of themselves and each of their affiliates, hereby release each other and their affiliates from any and all claims and liabilities related to the distributor stock options distributed to distributors resident in the United States.

         IN WITNESS WHEREOF, the parties execute this Agreement to be effective as of the date set forth above.

NU SKIN INTERNATIONAL, INC.

By:    Truman Hunt
Its:    Vice President

MAPLE HILLS INVESTMENT, INC.

By:    Steven J. Lund
Its:    President